As filed with the Securities and Exchange Commission on March 20, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMBER ROAD, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	22-2590301
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Meadowlands Plaza

East Rutherford, New Jersey 07073

(201) 935-8588

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Preuninger	John W. Preuninger
Chief Executive Officer	President and Chief Operating Officer

Amber Road, Inc.

One Meadowlands Plaza

East Rutherford, New Jersey 07073

Telephone: (201) 935-8588

Telecopy: (201) 935-5187

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Victor H. Boyajian, Esq.	Kenneth J. Gordon, Esq.
Ira L. Kotel, Esq.	Goodwin Procter LLP
Dentons US LLP	Exchange Place
1221 Avenue of the Americas	53 State Street
New York, New York 10020-1089	Boston, Massachusetts 02109
Telephone: (212) 768-6700	Telephone: (617) 570-1000
Telecopy: (212) 768-6800	Telecopy: (617) 523-1231

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-193858

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value	999,999 shares	$13.00	$12,999,987	$1,674.40

(1)	Represents the additional number of shares being registered hereunder pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, including an additional 130,434 shares that the underwriters have the option to purchase from selling stockholders. Excludes the shares that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-193858).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with a maximum aggregate offering price not to exceed $93,753,750 on the Registration Statement on Form S-1, as amended (File No. 333-193858), which was declared effective by the Securities and Exchange Commission on March 20, 2014. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities with a maximum aggregate offering price not to exceed $12,999,987 is being registered hereby, which includes an additional 130,434 shares that the underwriters have the option to purchase from selling stockholders.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXPLANATORY NOTE

Pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, this registration statement (this “462(b) Registration Statement”) is being filed by Amber Road, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”). The contents of the Registration Statement on Form S-1 (File No. 333-193858) filed by the Registrant with the Commission on February 10, 2014, as amended, including the exhibits thereto, which was declared effective by the Commission on March 20, 2014 (the “Prior Registration Statement”), is incorporated herein by reference.

The Registrant is filing this 462(b) Registration Statement in order to increase the aggregate number of shares of common stock, par value $0.001 per share, offered by the selling stockholders by 999,999 shares, of which 130,434 shares may be sold in the event the underwriters exercise an option to purchase such additional shares from the selling stockholders. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference in this 462(b) Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Rutherford, State of New Jersey, on March 20, 2014.

AMBER ROAD, INC.

/s/ James W. Preuninger
By:	James W. Preuninger
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this 462(b) Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James W. Preuninger James W. Preuninger	Chief Executive Officer and Director (principal executive officer)	March 20, 2014

/s/ Thomas E. Conway Thomas E. Conway	Chief Financial Officer (Principal Financial and Accounting Officer)	March 20, 2014

/s/ John W. Preuninger John W. Preuninger	President, Chief Operating Officer and Director	March 20, 2014

/s/ Donald R. Caldwell Donald R. Caldwell	Director	March 20, 2014

/s/ Bernard M. Goldsmith Bernard M. Goldsmith	Director	March 20, 2014

/s/ Kenneth M. Harvey Kenneth M. Harvey	Director	March 20, 2014

/s/ Rudy C. Howard	Director	March 20, 2014
Rudy C. Howard

/s/ Barry M. V. Williams	Chairman	March 20, 2014
Barry M. V. Williams

Registration Statement On Form S-1

Exhibit Index

Exhibit Number	Description of Exhibit

5.1	Opinion of Dentons US LLP

23.1	Consent of KPMG LLP

23.2	Consent of Dentons US LLP (see Exhibit 5.1)

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